Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orphazyme A/S – Long-Term Incentive Program (the “LTIP”) and Orphazyme A/S – Share-based Incentive Program for the Board of Directors (the “Board Incentive Program”) of Orphazyme A/S of our report dated June 30, 2020, except for Notes 3.1 and 3.7, as to which the date is August 5, 2020, with respect to the consolidated financial statements of Orphazyme A/S included in its Registration Statement, as amended (Form F-1 No. 333-248607) for the years ended December 31, 2019 and 2018, filed with the Securities and Exchange Commission.

shares.

/s/ EY Godkendt Revisionspartnerselskab (formerly Ernst & Young P/S)

Copenhagen, Denmark

October 09, 2020